EXHIBIT 11


               MEDIWARE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share


                                                        Years Ended June 30,
                                                   -----------------------------
                                                       1999              1998
                                                   -----------       -----------

Basic Earnings Per Share

      Net earnings (loss)                          $  (970,000)      $ 2,930,000

      Weighted-average shares:
        Outstanding                                  5,963,000         5,447,000
                                                   -----------       -----------

         Basic Earnings Per Share                  $     (0.16)      $      0.54
                                                   ===========       ===========


Diluted Earnings Per Share

      Net earnings (loss)                          $  (970,000)      $ 2,930,000

      Weighted-average shares:
        Outstanding                                  5,963,000         5,447,000
        Options                                             --            81,000
        Warrants                                            --         1,102,000
                                                   -----------       -----------
                                                     5,963,000         6,630,000
                                                   -----------       -----------

         Diluted Earnings Per Share                $     (0.16)      $      0.44
                                                   ===========       ===========